Exhibit 24 (2)(a)(1)

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                       PW AFTER-TAX EQUITY PARTNERS, L.P.


          THIS Certificate of Limited Partnership of PW After-Tax Equity Partners, L.P. (the "Partnership"), dated as of June 5, 1998, is being duly executed and filed by PW Fund Advisor, L.L.C., a Delaware limited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 DEL.C. ss.17-101, ET SEQ.).

          1. NAME. The name of the limited partnership formed hereby is PW After-Tax Equity Partners, L.P.

          2. REGISTERED OFFICE. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

          3. REGISTERED AGENT. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

          4. GENERAL PARTNER. The name and business address of the sole general partner of the Partnership is PW Fund Advisor, L.L.C., 1285 Avenue of the Americas, New York, New York 10019.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

                               GENERAL PARTNER:
                               PW FUND ADVISOR, L.L.C.


                               By: /S/ PETER ZURKOW
                                   ------------------------
                                   Name:  Peter Zurkow
                                   Title: Managing Director